Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement” or “Agreement”), dated this 19th day of May 2014, is by and between Caprock Oil, Inc., a Nevada corporation, Houston, Texas (the “Company”), and Steven H. Mikel (the “Executive”) an individual.

WHEREAS, the Executive is willing to enter into an agreement with the Company upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1.           Term of Agreement; Termination of Prior Agreement.  Subject to the terms and conditions hereof, the term of employment of the Executive under this Employment Agreement shall be for the period commencing on May 19, 2014 (the “Commencement Date”) and terminating on May 31, 2017, unless earlier extended by mutual agreement or terminated as provided in accordance with the provisions of Section 5 hereof.  (Such term of this agreement is herein sometimes called the “Retained Term”).

2.           Employment.  As of the Commencement Date, the Company hereby agrees to employ the Executive as President and Chief Executive Officer (“CEO”) of the Company with such duties as assigned from time to time by the Company, and the Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

3.           Duties and Responsibilities.

(a)
Duties.  Executive shall perform such duties as are usually performed by a CEO with such duties as assigned from time to time by the Company and will be consistent of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time-to-time by the Company’s board of directors which are reasonable and consistent with the Company’s operations, taking into account Executive’s expertise and job responsibilities. The Executive will be responsible for all duties required in order to fully comply with all SEC rules and regulations associated with a publicly traded company.  This agreement shall survive any job title or responsibility change.  All actions of Executive shall be subject and subordinate to the review and approval of the board of directors.  The board of directors shall be the final and exclusive arbiter of all policy decisions relative to the Company’s business.

(b)
Devotion of Time.  During the term of this agreement, you will be expected to initially devote approximately 75% of your available working time to your duties as CEO of the Company.  As your compensation is adjusted in accordance with Section 4.(a) below, it is expected that you would eventually devote 100% of your available working time to the Company.  During the term of this Agreement, it shall not be a violation of this Agreement for Executive to manage personal investments or companies in which personal investments are made so long as such activities do not interfere with the performance of Executive’s responsibilities with the Company and which companies are not in direct competition with the Company.

(c)	The Company agrees that within one hundred twenty (120) days of employment, Executive shall be elected to the Board of Directors.

4.           Compensation and Benefits During the Employment Term.

(a)
Salary.  Executive will be compensated by the Company at an annual base salary of $120,000.00, from which shall be deducted income tax withholdings, social security, medicare, and other customary deductions in conformity with the Company’s payroll policy in effect.  Your annual base salary will be increased incrementally to a rate of $200,000.00 once certain goals related to the Company’s oil and gas production volumes and net cash flow, as mutually agreed upon by you and the Board of Directors within the six month anniversary of your employment, have been met.

(b)	Vacation. Executive shall be entitled to four weeks paid vacation each year beginning on the date of this Agreement.

(c)	Other Benefits. The Executive shall be entitled to participation in the Company’s benefit plans to include group medical/dental insurance and Section 401(k) savings plan.

(d)
Stock Options.  The Executive shall receive an employee option to purchase 2,000,000 shares of the Company’s Common Stock at the fair market price upon the date of execution of this agreement. The option shall vest according to the following schedule provided that on any vesting date set forth below, Executive is still employed by the Company at such date:

(i)  200,000 Options will vest upon execution of this Agreement;

(ii) 600,000 Options will vest 12 months from the date of execution of this Agreement;

(iii) 600,000 Options will vest 24 months from the date of execution of this Agreement; and

(iv) 600,000 Options will vest 36 months from the date of execution of this Agreement;

The options shall be evidenced by an option agreement approved by the Company’s Board of Directors and shall expire seven years from the date of execution of this Agreement.  Notwithstanding the expiration date, the option (including all vested and unvested options) shall automatically terminate 90 days after the Executive ceases to be employed by the Company, provided that if the Executive is terminated by the Company for Cause, the option (including all vested and unvested options) shall automatically terminate on the date of the Executive’s termination.  The parties acknowledge the existence of vesting provisions lasting longer than the Employment Term is not meant to extend the Employment Term, and that such vesting provisions do not require the Company to employ the Executive for any period of time.

Notwithstanding the provisions above, the parties agree that if there is a Change of Control (as defined below), all options described herein in Paragraph 4 shall vest immediately on said Change of Control.

The term “Change of Control” shall mean: (i) a sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of the Company to another entity; or (ii) any consolidation or merger of the Company with or into another entity, unless immediately after the consolidation or merger the holders of the Common Stock of the Company immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least fifty (50%) percent of the combined voting power of the surviving corporation’s then outstanding securities. Notwithstanding the previous sentence, a change of control will be deemed to have occurred if 50% or more of the fully diluted voting shares transfer to a single entity or group of shareholders that act as a single entity for voting purposes, within a twelve month period, in any manner other than a primary or secondary public stock offering.

(e)
Severance Benefits.  In the event that the Executive is terminated without cause after the mutually agreed goals related to the Company’s oil and gas production volumes referenced in Section 4. (a) above have been met, he shall receive a severance benefit equal to one year’s base salary.

(f)
As additional consideration for entering into this Agreement, Executive agrees to restrict the amount of shares of the Company’s Common Stock that he can sell, including shares previously acquired in the open market, through private transactions, through previous employment agreements, as well as shares acquired pursuant to this Agreement, by concurrently entering into a separate Lock-up, Leak-out Agreement.

5.           Termination.

(a)	Executive's employment under the Agreement may be terminated under any of the following circumstances:

(i)         Immediately by the Company, upon the death of Executive.

(ii)        By the Executive at any time, upon 30 days written notice.

(iii)       Immediately, upon written notice by the Company for Cause which for purposes of the Agreement shall be defined as (i) Executive's willful and persistent inattention to his reasonable duties which amounts to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, (ii) Executive's willful breach of any term or provision of the Agreement which breach shall have remained substantially uncorrected for 15 days with an opportunity to cure following written notice to the Executive; or (iii) the commission by Executive of any act or any failure by Executive to act involving criminal conduct, whether or not directly relating to the business and affairs of the Company

(b)
Effects of Termination.  In the event that the Agreement is terminated pursuant to Section 5(a) or upon expiration of the term of the Agreement, neither the Executive nor the Company shall have any further obligations hereunder except for (a) obligations occurring prior to the date of termination, and (b) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of the Agreement.

6.           Revealing of Trade Secrets, etc.  Executive acknowledges the interest of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (a) information not proprietary to the Company, (b) information which is then in the public domain through no fault of Executive, or (c) information required to be disclosed by law.

7.           Indemnification.  In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Executive, by reason of the fact that Executive was performing services under this Agreement or that Executive was or is an officer, director or employee of the Company, then the Company shall indemnify, hold harmless and defend Executive against all expenses (including attorneys' fees and expenses), judgements, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith, to the maximum permitted by applicable law.  The advance of expenses shall be mandatory to the extent permitted by applicable law.  In the event that both Executive and the Company are made party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage counsel, and Executive consents to use the same counsel, which consent will not be unreasonable withheld, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive and the Company at the same time, Executive may engage separate counsel and the Company shall pay all reasonable attorneys' fees and expenses of separate counsel.  The Company shall not be required to pay the fees of more than one law firm except as described in the preceding sentence.  Further, while Executive is expected to faithfully discharge his duties under this Agreement, Executive shall not be held liable to the Company for errors or omissions made in good faith where Executive has not exhibited intentional misconduct or performed criminal or fraudulent acts.  Notwithstanding the above, the Company’s obligation to indemnify Executive is subject to any prohibitions as a matter of law that the company cannot indemnify the executive.

8.           Non-Solicitation.  During the Restricted Period, which is defined as beginning on the date of this agreement and extending for a one year period, without the prior written consent of the Company, the Executive shall not, directly or indirectly: (i) contact or solicit any current, former, or known potential customer of the Company or any of the customer’s subsidiaries, or affiliates; or (ii) hire or solicit, or cause others to hire or solicit, for employment by any person other than the Company or any affiliate or successor of the Company, any employee of, or person employed within the two years preceding the Executive's hiring or solicitation of such person by, the Company and its affiliates or successors or encourage any such employee to leave his or her employment.

9.           Arbitration.  If a dispute should arise regarding this Agreement, all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration of three arbitrators, which is mutually agreed upon, in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules").  Arbitration shall be initiated by written demand. If agreement on the composition of the panel is not possible, the rules of the American Arbitration Association shall prevail. This Agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas.  A decision of the arbitrators shall be final, conclusive and binding on the Company and the Executive, and judgment may be entered in the District Court of Harris County, Texas, for enforcement and other benefits.  On appointment, the arbitrators shall then proceed to decide the arbitration subjects in accordance with the Rules.  Any arbitration held in accordance with this paragraph shall be private and confidential.  The matters submitted for arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in strictest confidence by Executive and the Company and shall not be discussed, disclosed or communicated to any persons.  On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrators and any judgment enforcing an award.  The prevailing party shall be entitled to recover reasonable and necessary attorneys' fees and costs from the non-prevailing party.

10.         Survival.  In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of Executive pursuant to Section 6 of this Agreement shall survive such termination and any obligations of the Company pursuant to Section 4 of this Agreement shall survive such termination.

11.         Contents of Agreement, Parties in Interest, Assignment, etc.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Executive.  This Agreement shall not be amended except by a written instrument duly executed by the parties.

12.         Severability; Construction.  If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13.         Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally; or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested; or one (1) day after dispatch by overnight courier service; in each case, to the party to whom the same is so given or made:

If to the Company addressed to:

Caprock Oil, Inc.
11011 Richmond Avenue, Suite 525
Houston, Texas 77042
Attn:  Chief Financial Officer

If to Executive addressed to:

Steven H. Mikel
16002 Salmon Lane
Spring, TX 77379

or to such other address as the one party shall specify to the other party in writing.

14.         Counterparts and Headings.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument.  All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

15.         Governing Law; Venue.  This Agreement shall be construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof.  Venue of any dispute concerning this Agreement shall be exclusively in Harris County, Texas.

16.         Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Executive	CAPROCK OIL, INC.

/s/ Steven H. Mikel	/s/ D. Hughes Watler, Jr.
Steven H. Mikel	D. Hughes Watler, Jr.
Chief Financial Officer